Exhibit 3.65

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
DAKOTA TELECOMMUNICATIONS GROUP, INC.

Dakota Telecommunications Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Dakota Telecommunications Group, Inc. be amended by changing Article One thereof so that, as amended, said Article shall be and read as follows:

ARTICLE ONE

The name of the corporation is McLeodUSA Community Telephone, Inc.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Randall Rings, its Vice President and Secretary, this 3rd day of October, 2000.

DAKOTA TELECOMMUNICATIONS GROUP, INC.

BY:	/s/ Randall Rings
Randall Rings
Vice President and Secretary